Exhibit 99.1

FOR IMMEDIATE RELEASE

COMPUTER HORIZONS ANNOUNCES
SETTLEMENT WITH AXIUM AND
SECOND LIQUIDATING DISTRIBUTION

PARSIPPANY, NJ, Dec. 19, 2007 /PRNewswire-FirstCall/ – Computer Horizons Corp. (the “Company”) (OTC:CHRZ.PK) today announced that it has settled litigation pending between it and Axium International.  As previously reported, Axium International, Inc. and its affiliate, Diversity MSP, Inc., brought a lawsuit against the Company, its Chimes subsidiary (now known as Forgone, LLC) and certain of their officers and directors, asserting various claims alleged to arise out of the sale of the assets of Chimes to Diversity in February 2007.  Under the terms of the settlement, the lawsuit has been discontinued with prejudice, the parties have exchanged releases and Computer Horizons has made a payment to Diversity of $175,000.

In addition, the Company announced that the Company’s Board of Directors has declared a liquidating distribution of $0.30 per share to its common shareholders.  The distribution will be payable February 11, 2008 to shareholders of record as of the close of business on January 15, 2008.  The liquidating distribution announced today is the second in a series of liquidating distributions pursuant to the plan of liquidation and dissolution approved by the Company’s shareholders on February 14, 2007.

The liquidating distribution announced today represents a partial distribution to shareholders of funds of the Company remaining after the initial liquidating distribution made by the Company in March 2007.  “We expect to make additional liquidating distributions as the Company’s remaining contingent liabilities and post-closing obligations are discharged,” said Dennis Conroy, President and CEO of the Company.  Other factors that will affect the amount and timing of additional liquidating distributions include the payment or provision for the payment of debts, expenses, taxes and other liabilities of the Company and the timing and cost of liquidating and winding up the Company’s business affairs.

For tax purposes, the distribution announced today is a “liquidating distribution”.  Each liquidating distribution should be allocated proportionately to each share of stock owned by a shareholder.  A shareholder’s gain or loss will be computed on a “per share” basis so that gain or loss is calculated separately for blocks of stock acquired at different dates and different prices.  Gain will be recognized in any taxable year in connection with a liquidating distribution only to the extent that the aggregate value of all liquidating distributions received by a shareholder with respect to a share exceeds such shareholder’s tax basis for that share.  If the amount of the distributions is less than the shareholder’s basis in his or her shares of common stock, the shareholder will generally recognize a loss only in the year the final distribution is received by the shareholder (or by a liquidating trust on behalf of the shareholder).  The Company recommends that shareholders consult their own tax advisors regarding the tax consequences to them of the liquidation and dissolution.

The Company will, at the close of each taxable year, provide shareholders and the IRS with a statement of the amount of cash and the Company’s best estimate of the fair market value of any property distributed to the shareholders (or transferred to a liquidating trust) during that year as determined by the Company, at such time and in such manner as required by the Treasury Regulations.

Statements made in this news release regarding the payment of additional liquidating distributions are forward-looking statements.  Such forward-looking statements are subject to a number of risks and uncertainties, and there can be no assurance that the expectations reflected in those statements will be realized or achieved.  Such risks and uncertainties include, without limitation, possible contingent liabilities and post-closing indemnification and other obligations arising from the sale of the Company’s businesses; and risks associated with the liquidation and dissolution of the Company, including, without limitation, settlement of the Company’s liabilities and obligations, costs incurred in connection with the carrying out of the plan of liquidation and dissolution, the amount of income earned on the Company’s cash and cash equivalents and short-term investments during the liquidation period, and the actual timing of liquidating distributions.

You should also read the risk factors that are discussed in the Company’s periodic reports filed with the Securities and Exchange Commission, including the risk factors contained in the Company’s Annual Report on Form 10-K for the year ended December 31, 2006.  You should be aware that the risk factors contained in the Form 10-K may not be exhaustive.  Therefore, the Company recommends that you read the information in the Form 10-K together with the other reports and documents that the Company files with the SEC from time to time, including the Company’s Forms 10-Q and 8-K, which may supplement, modify, supersede or update those risk factors.  The Company assumes no obligation to update the forward-looking statements included in this press release.

Corporate Contact:	Barbara Rodriquez Chief Financial Officer Computer Horizons Corp. (973) 257-5030 Barbara_Rodriguez@computerhorizons.com